Exhibit 10.3

FIFTH AMENDMENT TO LEASE

This FIFTH AMENDMENT TO LEASE (this “Amendment”) is made as of the 15th day of September, 2014 (the “Effective Date”) by and between DIRECT INVEST - 829 MIDDLESEX, LLC; DIRECT INVEST- 829 MIDDLESEX I, LLC; DIRECT INVEST- 829 MIDDLESEX 2, LLC; DIRECT INVEST- 829 MIDDLESEX 3, LLC; DIRECT INVEST- 829 MIDDLESEX 4, LLC; DIRECT INVEST- 829 MIDDLESEX 5, LLC; DIRECT INVEST- 829 MIDDLESEX 6, LLC; DIRECT INVEST- 829 MIDDLESEX 7, LLC; DIRECT INVEST- 829 MIDDLESEX 8, LLC; DIRECT INVEST- 829 MIDDLESEX 9, LLC; DIRECT INVEST- 829 MIDDLESEX 10, LLC; DIRECT INVEST- 829 MIDDLESEX  II, LLC; DIRECT INVEST- 829 MIDDLESEX  12, LLC; DIRECT INVEST- 829 MIDDLESEX 13, LLC; DIRECT INVEST- 829 MIDDLESEX 14, LLC; DIRECT INVEST- 829 MIDDLESEX 15, LLC; DIRECT INVEST- 829 MIDDLESEX 16, LLC; DIRECT INVEST- 829 MIDDLESEX 17, LLC; and DIRECT INVEST- 829 MIDDLESEX 18, LLC as successor in interest to Middlesex Development Limited Partnership (“Landlord”), and AMERICAN SCIENCE AND ENGINEERING, INC., (“Tenant”).

RECITALS

A.            The Landlord and Tenant entered into that certain Lease dated January 12, 1995, as amended by that certain First Amendment dated June 11, 1997; that certain Second Amendment to Lease dated December 3, 2004; that certain Third Amendment to Lease, dated January 1, 2007 and that certain Fourth Amendment to Lease, dated January 18, 2011 (the “Original Lease”), of certain premises consisting of approximately  186,200 rentable square feet of space (the “Premises”) within the building located at 829 Middlesex Turnpike, Billerica, Massachusetts (the “Building”), for a Term that is scheduled to expire on February 29, 2016, as more particularly described in the Original Lease.

B.            Landlord and Tenant wish to amend the Original Lease to (i) extend the Term of the Original Lease; and (ii) amend certain other terms of the Original Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.             Recitals; Capitalized Terms.  All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Original Lease, and all references in the Original Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Original Lease, or such section thereof, as amended by this Amendment.  The Original Lease, as amended by this Amendment, is hereinafter referred to as the “Lease.”

1.             Extension of Term.  The Term of the Lease is hereby extended for a period commencing on March I, 2016 and expiring on February 28, 2023, unless otherwise extended or sooner terminated as provided in the Lease.

2.             Fixed Rent.  Notwithstanding anything to the contrary set forth in the Original Lease, commencing on the first day of the month next following the effective date of this Amendment (the “Fixed Rent Amendment Date”), and thereafter during the Term of the Lease, as extended pursuant to this Amendment, Tenant shall pay Fixed Rent to Landlord, at the times and in the manner set forth in the Original Lease, in the amounts set forth below.  In addition to the foregoing, Tenant shall be entitled to a credit against the Fixed Rent next due under the Lease equal to the amount by which the amount of Fixed Rent paid under the Original Lease with respect to the Premise for the period from July 1, 2014 through the day immediately prior to the Fixed Rent Amendment Date exceeds the amount of Fixed Rent that Tenant would have paid if the Fixed Rent Amendment Date had occurred on July 1, 2014 and the Fixed Rent shown in the Table below had commenced on July 1, 2014.

Lease Year	Fixed Rent per Month	Fixed Rent per Year
Fixed Rent Amendment Date- February 29,2016	$108,616.67	$1,303,400.00
March 1, 2016 – February 28, 2017	$110,944.17	$1,331,330.00
March 1, 2017- February 28,2019	$139,650.00	$1,675,800.00
March 1, 2019- February 29, 2020	$143,529.17	$1,722,350.00
March 1, 2020- February 28, 2021	$147,408.33	$1,768,900.00
March 1, 2021 -February 28, 2023	$151,287.50	$1,815,450.00

Notwithstanding the foregoing, Fixed Rent otherwise due for the period from March 1, 2016 through May 31, 2016 shall be abated, provided and on condition that there is then no default of Tenant under the Lease beyond applicable notice and cure periods.

3.             Operating Costs. As of the effective date of this Amendment, the Original Lease is hereby further amended as follows:

(a)           The management fee set forth in the definition of Operating Costs in Section 4.2.3 of the Original Lease is hereby amended to be two percent (2%) of gross rent derived from the Building.

(b)           Landlord agrees that if at any time during the Term the annual costs and expenses that Landlord would incur in any calendar year for repair and maintenance of any item of the HVAC equipment listed on Exhibit A, attached hereto and made a part hereof, would exceed ten percent (I0%) of the total replacement cost of such item (the “Repair Cost Limit”), then Landlord may either (i) perform such maintenance and repair, but the incremental additional costs and expenses therefore in excess of the Repair Cost Limit shall be excluded from Operating Costs under the Lease for such calendar year, or (ii) replace such item and the costs and expenses for such item shall be included in Operating Costs, provided that such costs and expenses shall be amortized as a capital expense as and to the extent required under Section 4.2.3 of the Lease.

(c)           Tenant agrees that it shall be responsible for the repair, maintenance and operation of the following systems and taking the following required actions at the Property: (i) quarterly testing and inspections and repair and maintenance of the fire and life safety systems; and (ii) pest control and extermination.   Except for the foregoing items to be performed by Tenant, Landlord shall continue to be responsible for all other repair, maintenance and operations matters allocated to Landlord in the Original Lease.

4.             Landlord’s Work.  Landlord shall, at Landlord’s sole cost and expense, prior to August 31,2015, (a) replace the existing feed breakers in the main switch gear, (b) have the existing 4000 amp main switch replaced with a new re-manufactured 4000 amp main switch, (c) replace any bus or insulators that may be in need of replacement, and (d) change the swing of the electric room door to open out into the hallway and install a crash bar (“Landlord’s Work”). All other items of repair, maintenance, replacement and upkeep shall be performed by the applicable party in accordance with the terms and conditions of the Lease.  Landlord will coordinate the timing of Landlord’s Work with Tenant, which Landlord’s Work shall be performed over two weekends between 6:00pm on Friday and 6:00 am on the following Monday. Landlord will have a standby generator available for the replacement of the feed breakers and the 4000 amp main switch.

5.             Extension Option.  Any prior options to further extend the Term of the Lease are hereby deleted and replaced with the following:

Option to Extend.

(a)           Provided that, at the time of such exercise, (i) this Lease is in full force and effect, and (ii) no default of Tenant shall have occurred and be continuing beyond applicable notice and cure periods (either at the time of exercise or at the commencement  of the Extended Term), and (iii) Tenant shall be in occupancy of substantially all of the Premises for the conduct of its business and shall not have sublet the Premises (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s  sole discretion), Tenant shall have the option to extend the Term of this Lease for one (1) extended term (the “Extended Term”) of five (5) years by giving written notice to Landlord not later than fifteen (15) months prior to the expiration date of the Term. The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the Extended Term, and no instrument of renewal or extension need be executed.  In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the original Term and Tenant shall have no further option to extend the Term of this Lease.  The Extended Term shall commence on the day immediately succeeding the expiration date of the original Term and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of the Extended Term. The Extended Term shall be on all the terms and conditions of this Lease, except: (w) during the Extended Term, Tenant shall have no further option to extend the Term, (x) the Fixed Rent for the Extended Term shall be the Fair Market Rental Value of the

Premises as of the commencement of the Extended Term, taking into account all relevant factors, determined pursuant to paragraph (b) below, (y) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy during the Extended Term and Landlord shall not be required to provide any work allowance or reimburse Tenant for any alterations made or to be made by Tenant, or to grant Tenant any rent concession.

(b)           Promptly after receiving Tenant’s notice extending the Term of this Lease pursuant to paragraph (a) above, but in no event sooner than twelve (12) months prior to the expiration of the Term, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value (as defined in paragraph (c) below) of the Premises for the upcoming Extended Tenn.  If Tenant is unwilling to accept Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) days after the expiration of such thirty (30)-day period.  Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator.  If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Premises shall be determined by the initiating party’s arbitrator.  If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s  notice of appointment of the second arbitrator, appoint a third arbitrator.  If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of JAMS, Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction.  The Fair Market Rental Value of the Premises for the Extended Term shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure).  Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Premises to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (I0) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Premises.  The third arbitrator’s decision shall be binding on both Landlord and Tenant.  All arbitrators shall be commercial real estate brokers who are independent from the parties and who have had at least ten (I0) years’ experience in comparable buildings in the Market Area (as defined in paragraph (c) below).  Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties.  In the event Tenant initiates the aforesaid arbitration process and as of the commencement of the Extended Term the amount of the Fixed Rent for the Extended Term has not been determined, Tenant shall pay the amount determined by Landlord for the Premises and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of the Extended Term if necessary.  In the event that such determination shall result in an overpayment by Tenant of any Fixed Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Fixed Rent, Tenant shall pay any such amounts to Landlord promptly following such determination.

(c)           As used in this Lease, the term “Fair Market Rental Value” shall mean the fixed rents that landlords of comparable buildings in Bedford, Billerica and Chelmsford (the “Market Area”) have agreed to accept, and sophisticated, nonaffiliated tenants of comparable buildings have agreed to pay, in current arms-length, nonrenewal, nonequity (i.e., not being offered equity in the building), transactions for comparable space of a comparable size, for a term equal to the applicable Extended Term and taking into account all other relevant factors.

6.             Restoration Requirements for Prior Alterations. Landlord and Tenant acknowledge and agree that the restoration obligations of Tenant with respect to the Premises upon the expiration or earlier termination of the Term of the Lease as set forth and described in Section 6.1.9 of the original Lease, Section 15 of the Second Amendment to Lease, Section 2 of the Fourth Amendment to Lease, that certain letter from Tenant to Landlord dated June I 0, 2009, that certain letter from Tenant to Landlord dated December  I 0, 2009 and that certain letter from Landlord to Tenant dated April 13, 2011.  As more fully set forth in Exhibit B, attached hereto, Tenant hereby ratifies and confirms all of the obligations set forth in such portions of the Lease except for:

(a)          Tenant may abandon in place wiring in place as of the date of the Second Amendment to Lease; and

(b)          If the at the expiration or earlier termination of the Term the Property and the adjacent parking lot referenced in the letter dated December  I 0, 2009 are owned by the same entity, Tenant will not be required to perform the restoration obligations set forth in such letter.

7.             Letter of Credit.  The Letter of Credit currently held by Landlord shall be surrendered to Tenant within ten (10) Business Days after the effective date of this Amendment and thereafter Tenant shall have no further obligation to maintain a Security Deposit or Letter of Credit under the Lease.

8.             Holdover. Section 6.1.9 of the Original Lease is hereby amended to provide that the daily rate of rent payable by Tenant for the initial six (6) months of any holdover after the expiration or earlier termination of the Term of the Lease shall be at 150%  of the rent and other charges in effect under the Lease as of the last day of the Term prior to such expiration or earlier termination, and thereafter shall be equal to two (2) times the rent and other charges in effect under the Lease as of the last day of the Term prior to such expiration or earlier termination,

9.             Mortgages.  The final sentence of Section 9.2 of the Original Lease is hereby deleted and replaced with the following:

Notwithstanding the foregoing, the subordination of this Lease to any future mortgage shall be conditioned upon the delivery to Tenant of a “Subordination, Non-Disturbance and Attornment Agreement” (“SNDA”) from such mortgagee, on such mortgagee’s standard SNDA form, and which provides, inter alia, that so long as Tenant is not in default hereunder (beyond any applicable notice and cure period) and attorns to such mortgagee in the event of a foreclosure or deed-in-lieu of foreclosure, Tenant’s rights under this Lease, including its right of possession of the Premises, shall not be disturbed. Landlord shall not be required to incur any out-of-pocket expense in procuring any such SNDA, and Landlord shall have no liability to Tenant in the event Landlord is unable to deliver any such SNDA to Tenant.

10.          Brokerage and Offset Rights.

(a)           Landlord and Tenant each represent and warrant to the other that they have not directly or indirectly dealt with any broker with respect to this Amendment except for Jones Lang LaSalle New England, LLC (“JLL”).  Landlord agrees that it shall be responsible for payment of brokerage fees pursuant to a separate agreement.  Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any broker, person or firm (other than JLL) with whom such party has dealt in connection with the execution and delivery of this Amendment or arising out of negotiations between Landlord and Tenant with respect to the Premises.

(b)           Furthermore, and notwithstanding  anything contained in this Amendment or the Original Lease to the contrary, if Landlord fails to pay JLL all or a portion of the commission when due with respect to this Amendment pursuant to the separate agreement between Landlord and JLL, and such failure continues for more than sixty (60) days after written notice from Tenant to Landlord of such failure, Landlord agrees that Tenant may, in its sole and absolute discretion, pay such past due commission directly to JLL and, upon delivery by Tenant to Landlord of evidence of payment of such amounts, Tenant may offset such unpaid amounts against the next due payments of Fixed Rent up to the amount paid by Tenant to JLL.

II.            Ratification.  Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

12.          Governing Law; Interpretation and Partial Invalidity.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.   If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Amendment.  This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.  No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

13.          Binding Agreement.  This document shall become effective and binding only upon the execution and delivery of this Amendment by both Landlord and Tenant and the parties obtaining the written consent to this Amendment from the current first mortgagee of the property.  In the event that the consent of such mortgagee has not been obtained within thirty (30) days from the date that Tenant executes and delivers this Amendment to Landlord, this Amendment shall be deemed null and void and of no further force or effect.

14.          Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

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IN WITNESS WHEREOF, the undersigned executed this Amendment as of the date and year first written above.

LANDLORD:

DIRECT INVEST PROPERTY MANAGEMENT, L.L.C.,

a Delaware limited liability company, as authorized agent of Landlord

By:	Direct Invest, L.L.C., a Delaware limited liability company, its Sole Member

	By:	NPV DI, L.L.C., a Delaware limited liability company, its Managing Member

		Name:	/s/ William F Rand III
Title: Manager

TENANT:

AMERICAN SCIENCE AND ENGINEERING,  INC.

BY:	/s/ Kenneth J. Galaznik
	Name:	Kenneth J. Galaznik
	Title:	Senior VP & CFO